EXHIBIT 99.1

To Our Shareholders

Vornado’s Funds from Operations for the year ended December 31, 2010 was $1,149.8 million, $6.05 per diluted share, compared to $583.6 million, $3.36 per diluted share, for the year ended December 31, 2009.

Net Income applicable to common shares for the year ended December 31, 2010 was $596.7 million, $3.24 per diluted share, versus $49.1 million, $.28 per diluted share, for the previous year.

Funds from Operations Adjusted for Comparability increased 10% in 2010, to $5.38 from $4.89 per share.

Our core business is concentrated in New York and Washington, DC (the two strongest markets in the nation), is office and retail centric, and represents 80% of our EBITDA.  In the 31 years we have run Vornado, cash flow from the core business has never declined either in total dollars or on a same-store basis.  This was true even in the difficult recession years of 2008 and 2009.

Here are the financial results (presented in EBITDA format) by business segment:

($ IN MILLIONS, EXCEPT SHARE DATA)	% of 2010 EBITDA	2010	2009	Same Store
EBITDA:				Cash	GAAP
New York Office	30.6%	597.1	586.3	2.3%	1.7%
Washington Office	22.2%	433.7	402.6	10.0%	5.2%
Total Office	52.8%	1,030.8	988.9	5.6%	3.2%
Retail	18.9%	370.0	337.5	9.6%	8.6%
Merchandise Mart	4.6%	89.7	90.3	(2.3%)	(3.3%)
Hotel Pennsylvania	1.2%	23.7	15.1	57.0%	57.0%
Alexander’s	3.0%	58.4	57.5
Lexington Realty Trust	2.1%	41.0	49.6
Toys “R” Us	17.4%	340.0	322.3
Other (see Appendix 1 for detail)		226.7	(209.4)
EBITDA before noncontrolling interests and gains on sale of real estate	100%	2,180.3	1,651.8
Funds from Operations		1,149.8	583.6
Funds from Operations per share		6.05	3.36

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company’s future results, financial condition and business may differ materially from those expressed in these forward-looking statements.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties.  Many of the factors that will determine these items are beyond our ability to control or predict.  For further discussion of these factors, see “Forward-Looking Statements” and “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2010, a copy of which accompanies this letter.

The following chart reconciles Funds from Operations to Funds from Operations Adjusted for Comparability:

($ IN MILLIONS, EXCEPT SHARE DATA)	2010	2009
Funds from Operations, as Reported	1,149.8	583.6
Adjustments for certain items that affect comparability:
Income from mark-to-market of derivative positions in JC Penney	130.2	--
Non-cash asset write-downs:
Mezzanine loans loss (accrual) reversal	53.1	(190.7)
Real Estate development costs	(94.5)	(80.7)
Investment in Lexington Realty Trust	--	(18.6)
Investments in other partially-owned entities	(11.5)	(18.4)
Marketable equity securities	--	(3.3)
Other real estate assets	(33.0)	(7.0)
Net gain (loss) on extinguishment of debt	92.2	(25.9)
Net gain resulting from Lexington’s stock issuance	13.7	--
Litigation loss accrual and acquisitions costs	(17.0)	--
Forfeited deposit on land sale	--	27.0
Write-off of unamortized costs from voluntary surrender of equity awards	--	(32.6)
Toys purchase price accounting adjustments and litigation settlement income	--	24.1
Alexander’s stock appreciation rights and income tax benefits (in 2009)	0.7	24.8
Discontinued operations – FFO of real estate sold	11.0	21.2
Other	(7.8)	(8.1)
Noncontrolling interests’ share of above adjustments	(9.4)	23.2
Total adjustments	127.7	(265.0)
Funds from Operations Adjusted for Comparability	1,022.1	848.6
Funds from Operations Adjusted for Comparability per share	5.38	4.89

We use Funds from Operations Adjusted for Comparability as an earnings metric to allow for an apples-to-apples comparison of our continuing business by eliminating certain one-time items, which in most years have been significant gains.  Adjustments for comparability have aggregated $496.5 million of income over the years as shown below:

($ in millions)
2010	127.7
2009	(265.0)
2008	(13.3)
2007	123.7
2006 and prior	523.4
Total Income	496.5

$496.5 million is understated currently by $142 million of unrecognized gains related to previously impaired marketable securities, principally LXP (GAAP, the accounting good book, requires mark-to-market markdowns but never markups until sale). Funds from Operations Adjusted for Comparability increased 10% in 2010, or $.49 per share, to $5.38 from $4.89, as detailed below:

($ IN MILLIONS, EXCEPT SHARE DATA)	Amount	Per Share
Operations:
Same Store Core Operations (New York Office .05 per share, Washington Office .12 per share, Retail .16 per share)	63.3	0.33
Merchandise Mart	(4.3)	(0.02)
Toys “R” Us	12.1	0.06
Hotel Pennsylvania and Other	34.3	0.18
Investment Income	(11.4)	(0.06)
Interest Expense	81.1	0.43
Noncontrolling Interests	(1.6)	--
Dilution from Increased Share Count	--	(0.43)
Comparable FFO	173.5	0.49

Growth

As is our custom, we present the chart below that traces our ten-year record of growth, both in absolute dollars and per share amounts:

($ AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
	Adjusted for Comparability
		FFO
	EBITDA	Amount	Per Share	Shares Outstanding
2001	726,438	348,384	3.49	104,858
2002	865,175	408,166	3.62	129,586
2003	882,397	451,595	3.87	137,754
2004	1,023,621	561,209	4.22	145,407
2005	1,151,000	604,276	4.16	156,487
2006	1,525,944	665,474	4.27	166,513
2007	1,863,493	819,510	4.99	167,672
2008	1,938,181	826,391	5.05	168,903
2009	1,920,672	848,603	4.89	194,082
2010	2,004,725	1,022,059	5.38	195,746

FFO has grown at a 12.7% rate over this ten-year period and 11.1% for the most recent five years; per share amounts have grown at a rate of 4.9% for ten years and 5.3% for five years.

Share Performance

Here is a chart showing Vornado’s total return as compared to the RMS  Index* for various periods ending December 31, 2010 and for 2011 year-to-date:

	Vornado	RMS Index
2011 YTD	6.9%	4.8%
One-year	23.2%	28.5%
Three-year	5.3%	2.5%
Five-year	15.1%	13.5%
Ten-year	255.7%	174.9%
Fifteen-year	827.3%	342.0%
Twenty-year	3136.5%	NA

    *RMS is the Morgan Stanley REIT Index, which was first published fifteen years ago.

While Vornado stock has performed superbly over long measuring periods, and has recently performed well enough against the pack (the Index), we have recently underperformed against several other blue chips.  This is surely disturbing for a team that is accustomed to being at the head of the class.  And it’s expensive; each multiple turn is worth about $6 per share.  Acquisitions/Dispositions/Fund

Our external growth has never been programmed, formulaic or linear, i.e. we do not budget acquisition activity.  Each year, we mine our deal flow for opportunities and, as such, our acquisition volume is lumpy.  Here is a ten-year schedule of acquisitions and dispositions:

	Acquisitions[1]		Dispositions
($ IN THOUSANDS)	Number of Transactions	Cost	Number of Transactions	Proceeds	Profit
2001	2	19,200	2	82,500	12,455
2002	6	1,835,400	--	--	--
2003	9	533,000	3	299,852	161,022
2004	17	511,800	1	12,900	9,850
2005	31	4,686,000	--	--	--
2006	32	2,177,000	3	105,187	31,662
2007	38	4,063,600	5	186,259	60,120
2008	3	31,500	6	493,172	171,116
2009	--	--	16	262,838	42,987
2010	15	721,400	5	137,792	56,830
2011	1	405,800	4	145,486	49,203
	154	14,984,700	45	1,725,986	595,245

       In July 2010 (first closing) and February 2011 (final closing), we launched our first real estate fund, Vornado Capital Partners.  We are the general partner and investment manager of this $800 million fund and have committed $200 million.  It is our exclusive investment vehicle during its three-year investment period excluding carve-outs for land and ground-up development;  investments using our securities; investments related to our current properties; and noncontrolling interests in equity and debt securities.  To date, the fund has invested $231 million of equity in five deals including One Park Avenue; street retail and rental apartments at the Lucida, 86th Street and Lexington Avenue; and 50% of the Georgetown Park shopping center.

Mike2 and I, together with senior management, regularly review our portfolio.  We will prune assets when the price we receive exceeds our estimate of the future value of an asset; to trade up in quality; or even to correct a mistake. But mainly we will sell assets to recycle capital into better opportunities.

1   Includes acquisitions of Vornado Capital Partners on a consolidated basis; excludes marketable securities.

2  Michael D. Fascitelli, Vornado’s President and, since May 2009, CEO and my partner for the last 14 years in running Vornado.

Lease, Lease, Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management.  As in past years, we present leasing and occupancy statistics for our businesses.

		Office			Merchandise Mart
(square feet in thousands)	Total	New York	Washington	Retail	Office	Showroom
Year Ended
2010
Square feet leased	5,157	1,277	1,697	1,209	364	610
Mark-to-Market*		(1.9)%	10.0%	13.4%	14.9%	4.0%
Occupancy rate		95.6%	94.3%	92.3%	91.5%	93.2%
Number of transactions		154	234	182	15	238

2009
Square feet leased	6,702	1,448	3,158	1,139	203	754
Mark-to-Market*		4.7%	18.9%	16.4%	18.0%	8.2%
Occupancy rate		95.5%	93.3%	91.6%	88.8%	89.4%

2008
Square feet leased	5,775	1,246	2,152	1,022	493	862
Mark-to-Market*		48.4%	17.7%	18.1%	4.3%	10.2%
Occupancy rate		96.7%	94.1%	92.0%	96.4%	93.3%

________________________________

*  GAAP Basis

Capital Markets

Since January 1, 2010, we have executed the following financial transactions:

•         Nine financings secured by real estate aggregating $1.255 billion at a weighted average interest rate of 4.70% and a weighted average term of 7.0 years.  Five of these financings were to support newly acquired assets; the other four yielded $290 million of net proceeds.

•         In August 2010, we sold $660,000,000 of ten-year mortgage notes cross collateralized by 40 of our strip shopping centers.  This loan was a first-out-of-the-box single issuer securitization. The notes are comprised of a $600,000,000, 4.31% fixed rate component and a $60,000,000 variable rate component. This financing repaid a $393 million, 7.93% loan on a similar pool of assets, and yielded $267 million of net proceeds.

•         In March 2010, we completed a public offering of $500,000,000, five-year 4.287% senior unsecured notes.

•         In 2010 and 2009, we repaid $422 million and $2.306 billion of our convertible senior debentures and senior unsecured notes, mainly through tender offers and open-market purchases.  There remains outstanding only $178.5 million due November 2011 and $10 million due April 2012.3

At year-end, we had $1.057 billion of cash, restricted cash and marketable securities4 and $1.701 billion undrawn under our $2.560 billion revolving credit facilities.  Our immediate liquidity today is about $500 million more.

Over the two-year period 2009 and 2010, we delevered almost $1.7 billion, reducing our consolidated debt to $10.555 billion from $12.270 billion. Debt is now 39% of our market-value balance sheet.  Since stock prices fluctuate, Joe (Joe Macnow, our esteemed CFO) and I believe an even better measure of leverage may be debt to EBITDA – ours is currently 5.9x, down from 7.6x a couple of years ago.  It is quite clear in REITLand that lower levered companies are rewarded with higher stock multiples.  While this may be a bit counterintuitive, it is a fact that has long stood the test of time and one that our management embraces.

Unsecured debt must be managed carefully since it bears the full faith and credit of the entire company (sort of like a personal guarantee) – low LTVs and carefully laddered maturities are appropriate.  Secured debt is recourse solely to pledged assets or pools of assets.  Both have their place in our capital structure.

Vornado remains committed to maintaining our investment grade rating.

Our excellent Capital Markets team is headed by EVP Wendy Silverstein with SVP Dan Guglielmone and VP Richard Reczka.

3    Additionally, we have $499 million of 3.875% Exchangeable Senior Debentures (essentially convertibles) that are puttable and callable in April 2012.  These securities convert at an in-the-money $87.17; they are quoted at 112.

The bunching of $3.150 billion maturities in 2011 and 2012 of puttable convertibles, exchangeables and unsecured notes (all now retired except for $688 million detailed above) while non-threatening, did restrict our financial flexibility and aggressiveness in 2008 and 2009.

4   Excluding $630 million investment in JC Penney.

New York

Our flagship New York office business is managed by David Greenbaum, Division President, with Glen Weiss (Leasing), Gaston Silva (Operations), Tom Sanelli (Financial), Barry Langer and Eli Zamek (Development/Construction), and Fred Grapstein (Hotel Pennsylvania).  There are none better than these award winners.

Notwithstanding the ferocity of the 2008 – 2009 recession, New York suffered job loss of “only” 140,000, a fraction of the job loss in the prior two recessions.  What’s more, New York has already gained back 61,000 jobs, or 43% of those lost. By comparison, the U.S. as a whole has gained back only 14% of jobs lost. (Our other major market, Washington, DC, suffered job loss of 96,000 and has already gained back 88% of jobs lost.)  Rents bottomed last year (after a decline of 36% in the recession) and are now on the rise. Absorption is now positive, and vacancy has fallen to below 11%. Importantly, most sublease space has been withdrawn from the market.  As an interesting measure of tone, there are approximately 40 blocks of over 100,000 square feet available, with at least 67 prospects chasing them.  The current strength of the New York market is not just in financial services, but has extended to, for example, Google, Li & Fung, Bloomberg and NYU Langone Medical Center, etc., etc.  As another sign of strength, the vacancy rate above the 25th floor is 4.2%. We are very constructive on New York.

I am not a chartist, but the chart5 shows that rents have declined only twice in the last 20 years, during the 1990 and 2001 recessions.  Rent declines then were 23% and 25% and were followed by rent gains of 118% and 76% in the seven year and three year recoveries which followed.  We are now only in the second year of this recovery.  In a thin market characterized by few transactions, prices for New York office buildings have recovered to within hailing distance of peak pricing - this in anticipation of and a prediction of the rent spike to come.6 There is no doubt that New York assets and Washington assets are number one and two on global investors’ wish lists.

The Park Avenue submarket has long been the highest rent, lowest vacancy, most sought after sub-market in New York.  We discuss below our interest in 280 Park Avenue (1,237,000 square feet) and our ownership interest in One Park Avenue (933,000 square feet); we also own 90 Park Avenue (906,000 square feet) and 350 Park Avenue (555,000 square feet).

In June 2006, we made a 10.25%, ten-year, $73.7 million mezzanine loan, through $923 per square foot last dollar loss, to the partnership that owned 280 Park Avenue, the full block between 48  - 49th Streets. This loan was made to a government of Dubai sponsored entity with an interest reserve expected to carry through the term.  In 2009, as rents and values collapsed, we reserved the loan. As quickly as asset values sank, that’s how quickly they recovered.  SL Green recently acquired, in multiple steps, $326.3 million face amount of mezzanine debt senior to ours at a discount of 12%.  We, of course, monitored their accumulation and decided to stand pat, expecting that our $73.7 million position would be the fulcrum piece or be dollar good.  Two weeks ago, we announced that Vornado and SL Green had formed a joint venture to hold our combined debt positions (we equalized with SLG par for par).

In March 2011, we acquired on behalf of our fund (with Vornado owning 46.5% as a fund LP and a co-investor) One Park Avenue, a full block-front building between 32-33rd Streets.  Our acquisition price was $394 million compared to the last sale of this building at $550 million in 2007.  The key to this deal was a lease extension and expansion to 368,000 square feet of major tenant NYU Langone Medical Center, orchestrated in record time by David and Glen.

5   CB Richard Ellis Market Information – Midtown Manhattan March 8, 2011

6  This is sort of like “the great one” Wayne Gretzky’s observation that good players skate to the puck, but great players skate to where the puck will be.  Office building prices in New York and Washington, DC are skating to where rents will be.

I am reprinting below my suggestion, originally written in last year’s letter, that New York City rezone Park Avenue:

Park Avenue, the major corporate corridor of New York, comprises about 40 million square feet from Grand Central to 59th Street and buildings there are on average about 45 years old (which is about the average age of the entire New York office stock).  So here’s an idea for the powers that be.  To keep regenerating New York, why not upzone Park Avenue as an economic incentive to tear down old buildings and replace them with new-builds which may be say, half again the size.  They do this in London, quite successfully.  (Park Avenue is only one example.)

In July, we were granted ULURP approval for a Pelli Clarke Pelli designed, 2.8 million square foot, 1,215 foot office tower to be built on the site of the Hotel Pennsylvania, 33rd Street and Seventh Avenue (15  Penn Plaza).7   This two-year effort was led by our David Greenbaum and by dean of the land use bar, Sandy Lindenbaum.  We will not proceed with this building without a major tenant.  To enhance the financial performance of the Hotel Pennsylvania while we seek a tenant, we will renovate rooms, common areas and retail space.  In connection with our renovation and the renovation by our neighbor, Madison Square Garden, we will continue to enhance the Penn Plaza area, where we own 6.9 million square feet.

While we are certainly not counting our chickens, we are working hard to put the pieces in place to build a 1.5 million square foot tower 20 Times Square over the Port Authority Bus Terminal, at 42nd Street and Eighth Avenue.8

In 2005, we acquired for $131.5 million the rent-stabilized residential building located at 220 Central Park South. David recently achieved a milestone here by reaching agreement, in a court supported process, to buy out all the remaining rent-stabilized residential tenants.  There remains one commercial tenant.  This wonderful Central Park fronting condo site continues to be a work in progress.8, 9

7  A similar building on this site was to be Merrill Lynch’s headquarters, but that’s a tale for another day.

8   As with all development projects, there may be significant scope changes, and there can be no assurance that these developments will commence, or if commenced, be completed on schedule or within budget.  Forgive me, the lawyers made me do it.

9   All told we have done seven for-sale condo projects (including Beacon Court at the top of the Bloomberg Tower and 40 E. 66th Street, where we acquired and converted a rental apartment house, all to get the Madison Avenue retail at the base), yielding aggregate pre-tax profits of $200 million (in fact, we made $250 million on four of these projects and lost $50 million on three-as you would expect, the most recent vintages). We will do ordinary income taxed for-sale condos rarely and primarily in mixed-use development.

Washington

Our Vornado/Charles E. Smith Washington DC/Northern Virginia business is the largest in its market (the best real estate market in the nation) by a factor. This is a big business - 82 properties, 21.1 million square feet, 424 employees, including 26 in leasing; 61 in property management; 226 in engineering; 24 in construction and development; 47 in third-party management; and 40 in executive management, human resources, accounting, administrative, marketing, acquisitions and IT. This business is managed by the A-Team of Division President Mitchell Schear and chief lieutenants Brendan Owen and Jim Creedon (Leasing), Laurie Kramer (Finance), Patrick Tyrrell (Operations) with Mitch Bonanno, Paul Sowter and Lisa Marier (Development), and Ernie Wittich (Acquisitions).

Our growth here comes from the increase in the income and value of our owned buildings, as well as from acquisitions and development.

After a three-year process (thank you Mitchell and Mitch Bonanno), a new Crystal City Sector Plan was approved in September 2010.  This entitlement provides us the ability to increase our 8.3 million square feet in Crystal City up to 12.4 million square feet.  Execution here would require razing buildings to build bigger buildings, achieving higher-rise, new-built, state-of-the-art buildings.  As the maiden project here, in 2012, we will take the 348,000 square foot 1851 South Bell Street out of service with plans to replace it with a 700,000 square foot new-build to be re-addressed 1900 Crystal Drive.8

We own a 46% interest in five buildings containing 725,000 square feet of office and 196 units of residential in Rosslyn, on the Potomac directly across from the Kennedy Center. In its existing form, it is a money maker.  It is also a placeholder for the best development site in Northern Virginia.  We also own two superb ten-acre land parcels in Pentagon City.  These three sites will support future development of 3.7 million square feet of office space, 2,400 apartments and 600 hotel rooms.8

From time to time, we have taken profits and recycled capital in Washington.  In 2010, we monetized a portion of our investment by creating a joint venture with the Canada Pension Plan Investment Board (CPP), which contributed $91 million in exchange for a 45% equity interest in the Warner and 1101 17th Street.  In 2011 we sold two mid-block District of Columbia buildings for $107 million net proceeds.  In 2009, we sold 1999 K Street for a record $830 per square foot.  In previous years, we sold five properties generating $377 million. All told, aggregate proceeds have been $783 million.

A major focus for the next few years will be to readjust our Washington portfolio for BRAC, the Base Realignment and Closure Commission mandate, which requires the Department of Defense to relocate about two million square feet from our buildings to military bases.  For us this relocation will involve staggered move-outs that will start in Q4 2011 and extend through 2015.  Please see page 46 of our 10-K at www.vno.com for additional details. We’ve been through this before, when in 2004 - 2005 the PTO (U.S. Patent Trademark Office) relocated a similar two million square feet.  While it took a few years then (as it will now), Crystal City benefited enormously by adding more private sector tenants.10  Our sleeves are rolled up, and we look forward to the work ahead.

10 Private sector rents are higher and capital costs are lower than government requirements.

Retail

Our retail business is a strong three-legged stool - Manhattan street retail, strip shopping centers and regional malls.  Our bloodlines are retail, and we are good at it.

Here are some of our 2010 accomplishments.  We encourage you to take a look, or even better, come by and shop with us:

•         1540 Broadway at 46th Street, the very bull’s-eye of the Times Square bow tie is now open for business.  This asset features Disney’s flagship (and only New York store) and Forever 21’s 100,000 square foot megastore, which in keeping with the spirit of Times Square, is open until 2:00 am every night.

•         Bergen Town Center (Route 4, Paramus, NJ) is now substantially complete, featuring Century 21, Target, Whole Foods, Bloomingdale’s first outlet store, Neiman Marcus’ Last Call and Nordstrom Rack.

•         Manhattan Mall at Herald Square is anchored by JC Penney’s flagship Manhattan store.

•         In July, we opened in North Bergen (Tonnelle Avenue) a 200,000 square foot Wal-Mart Supercenter. This huge store is jammed all day and night.

•         Alexander’s Rego Park II is now open, featuring Costco, Century 21, Kohl’s, Toys “R” Us, T.J. Maxx, etc.

•         510 Fifth Avenue at 43rd Street (acquired October 2010), will be the new home of Joe Fresh’s first U.S. store. Joe Fresh is a 310-store division of Canadian giant Loblaw.

•         Our fund acquired a 50% interest in Georgetown Park, a 300,000 square foot multi-level retail property in the heart of Georgetown, Washington, DC, and the Lucida with 96,000 square feet of retail and 24 rental apartments on 86th Street and Lexington Avenue.

•         In December 2010, we acquired a leasehold interest in Wayne Town Center, a 49-acre fixer-upper adjacent to the Willowbrook Mall in Wayne, NJ.

•         In October 2010, we acquired the 55% interest that we did not already own in a 646,000 square foot power strip shopping center in San Jose, California.

Springfield Mall is a 1.4 million square foot fixer-upper regional mall located in the under-malled southwest quadrant of Washington, on the Beltway. We acquired this property in 2006 for $275 million, consisting of $25 million in cash, the assumption of $170 million mortgage debt and a deferred payment to the seller of $80 million. In 2009, we completed entitlements for a major renovation and repositioning plus rights to build an additional three million square feet of apartment and office on the surrounding parking lots.8  In respect to changing times and changing economics of the project, we negotiated a DPO  (discounted pay off) of the mortgage for $115 million and a discount of the deferred payment to the owner of $55 million, saving in the aggregate $103 million, which was recognized as income in Fourth Quarter 2010. We also recognized an impairment of $65 million in the Fourth Quarter.  For lots of reasons, we will likely bring in a joint venture partner here.

Merchandise Mart

We entered the Mart business in April 1998 by acquiring the famous 3.5 million square foot Chicago Merchandise Mart Building from the even more famous Joseph P. Kennedy family. This business has been well managed by Chris Kennedy and lieutenants, Mark Falanga (Office Furniture Industry), John Brennen (Residential Furniture Industry), Myron Maurer (Operations) and John Jennings (Financial).  It is a combination of conventional office space (about 1/3), showroom space (about 2/3) and trade shows catering to the office furniture, residential furniture, and giftware industries.

Over the years we expanded the Mart business by making bolt-on acquisitions in High Point, Boston and Los Angeles and by transferring 7 West 34th Street and a portion of 150 East 58th Street from New York Office to the Mart Segment. We also acquired numerous trade shows.

The Mart business has been good to us, earning as much as 11% in its best years, but trailing off to 7% recently.  In First Quarter 2011, we “sold” High Point to the lender, realizing an $82 million gain.  In 2011, we will withdraw capital from the unencumbered 350 West Mart building in Chicago (almost entirely an office building) by financing, sale or both. We will also focus on LA Mart. We will transition 7 West 34th back to New York Office by 2015.  Effectively this will scale the business back to its core, the Chicago Merchandise Mart plus the Washington and Boston Mart operations.  Valuing the entire business today at what we believe to be building-by-building market pricing, we would have earned a 9.6% IRR.

Alexander’s

With the completion of Rego Park II, Alexander’s development program is substantially complete.  Our 32.4% stake in Alexander’s has a cost basis of $73.7 million and a mark-to-market gain of $601 million.  Alexander’s began paying a cash dividend in 2010, which was raised First Quarter 2011, to a quarterly running rate of $3 per share.  Shareholders should note that Alexander’s current earnings are penalized by holding $544 million in cash, earning nil.

Toys “R” Us

Toys “R” Us reported 2010 results last month.  Their Form 10-K is available at their website at www.toysrusinc.com.  Jerry Storch, CEO, and his team have run Toys “R” Us since 2006, achieving extraordinary results; they have taken Adjusted EBITDA from $726 million to over $1.1 billion.

JC Penney

We have a life-long history of successful investments in more than a dozen retailers, the first of which was the takeover 31 years ago of Vornado itself (then D/B/A Two Guys discount department stores).  In fourth quarter 2010, we invested $616 million in 23.4 million shares of JC Penney, a 9.9% stake.11 Our average cost here is $26.32 per share, and we have a $274 million mark-to-market gain, so far.

11 Pershing Square, a like-minded investor, owns a 16.5% stake.

Team Building

In 2010, the talented men and women of Vornado, 4,780 strong:

•   managed, maintained, cleaned and provided security for over 100 million square feet of commercial space;

•   leased 5,157,000 square feet in 823 separate transactions;

•   were responsible for the investment of $589 million in development and maintenance capital;

•   executed over $2.7 billion of capital markets transactions (not including assisting in those of Toys “R” Us and other affiliates);

•   acquired $721 million of assets in 15 transactions;

•   sold assets for $138 million of proceeds with profits of $57 million in 5 transactions;

•   produced over 1,500 pages of financial reports and SEC filings, and

•   collected $2.8 billion of revenue from 5,624 tenants.

We are delighted to welcome Michael J. Franco as Executive Vice President - Co-Head of Acquisitions and Capital Markets.  Michael was a 20-year veteran with Morgan Stanley, where he last headed their US Real Estate Funds (MSREF).

Michael joins EVP Wendy Silverstein, for 13 years our Capital Markets guru and pride and joy, in co-heading our acquisitions and capital markets group.

Special thanks to Michelle Felman, who, after 11 years, left Vornado at year-end.  She had been head of acquisitions working under Mike in executing our important acquisitions during that period. We are delighted Michelle has agreed to continue as a consultant, helping on LNR and our fund.

Sandeep Mathrani, who was head of our retail group for nine years, won the contest to be the next CEO of General Growth Properties.  Sandeep had always wanted to run his own company, and he deserves it. Mike and I are happy for him.  A super strong team remains – Ben Schall (strip centers), Bob Minutoli (Malls), Sherri White (Manhattan street retail) - each experienced and expert in the operation of our retail business.  We will announce our organizational next steps here shortly.

Michael J. DeMarco joined as EVP-Acquisitions in July 2010.  Mike and I have known Mike DeMarco forever.  As a senior banker then at Lehman Brothers, Mike represented us in 2001 in the multi-billion dollar acquisition of the Charles E. Smith Washington office business.  Mike’s most important current assignment is executing the disposition program of assets that we will prune.

We are delighted that super developer Mel Blum is re-joining Vornado. Mel was with us from 2000 to 2005 and was senior on the Bloomberg Tower and the 640 Fifth Avenue over-build.

And, welcome to Adam I. Popper, SVP – Director of Office Acquisitions, a very talented and experienced executive.

Sustainability

At Vornado, we believe that environmental sustainability is not only responsible citizenry, it is also good business. Our goal is to be a leader in sustainability by creating a corporate culture that integrates the principles of environmental responsibility and sustainable growth into our business practices, our planning and our relationships.  Vornado’s award-winning sustainability effort is managed by Sukanya Paciorek, Vice President-Corporate Sustainability, under the watchful eye of Mitchell and David.   Please see highlights of the sustainability section of our website reprinted on pages 19-22 of our annual report.  Special mention here is deserved for the $18 million, 6.2 megawatt co-gen plant that went into service on October 1, 2010 at our 2.5 million square foot One Penn Plaza. This plant services 60% of the building’s electricity and 30% of its steam.

*****

LNR

Loans bundled into CMBS (Commercial Mortgage Backed Securities) are a huge form of financing for commercial real estate (and residential, autos, refrigerators, etc., as well).  LNR is the largest special servicer in the nation, named special servicer for $195.6 billion of CMBS, and is currently special servicing 1,467 loans with a face amount of $27.7 billion. In 2005, LNR was sold in a process to Cerberus.  We were the underbidder. In connection with that transaction, we made two mezzanine loans, a $60 million loan that was repaid and a $75 million loan that was worked out in LNR’s July 2010 reorganization; we invested an additional $116 million and are now a 26.2% equity holder, with partners iStar, Cerberus, Oaktree and Aozora.  This investment is economic in its own right and additionally will give us an eye into this critical market.

Downtown Crossing, Boston

In 2008, the partnership here (in which we have a 50% interest) made the correct decision to suspend the project in place – hundreds of similar projects in every major city across the country had to do the same.  We have taken our lumps on this project, writing off $36 million (our share) of predevelopment costs – our current book is $46 million.  The partnership is currently in a process to sell or venture the site.

By and large, building (i.e. new supply) stopped nationwide in 2008.  Lack of supply begets, over time, higher real estate prices.  Always. This is a prediction for the future.

This cycle has surely been confusing.  Everyone expected the chaos and distress of the residential real estate markets (the eye of the storm) to carry over and infect the commercial markets.  This did not happen - sellers have held on, financing has come back (albeit at lower amounts) and prices have rebounded.  The great buying/distressed opportunity did not materialize.  Whether this was caused by the wall of liquidity, zero interest rates or lenders just holding on, the fact is there was no flood of distress (other than stocks and bonds for a short period in 2009).  But, as prices rise, a fire hose of assets will come to market.

I have a five and dime store plaque sitting on my desk, which reads “trouble is opportunity”.  And it is. There is an old saying that…“they don’t ring the bell at the bottom.”  But maybe they do.  A lesson learned from the panic of 2008 is when the government steps in to rescue and reliquify…it is the time to buy.

The smartest money is going “all-in” wagering that current monetary policy will beget inflation and that current zero percent interest rate policy will give way to renormalized, i.e. much higher rates.  Our day job is running Vornado, not speculating on markets, but we must be prepared for inflation, and rising interest rates. And we are.

Education may be the single most important issue facing our country.  While 85% of our population has completed high school, it is startling that only 28% hold a college or advanced degree. So it goes hand-in-hand that Washington, DC is both the best office market and has the most educated workforce in the nation – 48% degreed. And New York is no slouch, ranking fourth at 38% degreed.

There has been much talk of late about dissolving Fannie Mae and Freddie Mac. I believe that would be a mistake. Since 1938, the public policy of the United States has been to support home ownership of its citizens by passing on to the homebuyer the reduced interest rate of the GSE’s (Government Sponsored Entities).  This worked swimmingly well for decade after decade.  In fact, the financing available to the American homebuyer supported our economy and differentiated our country from the rest of the world.  In recent years, the GSEs fell victim to human error as overambitious GSE managers followed, all too closely, their private market brethren. Properly managed, Fannie Mae and Freddie Mac have an important role in our economy.12

12 My friend, Ed Haldeman, has been the CEO of Freddie Mac since July 2009.  He is an experienced, highly capable manager currently doing government service.  Believe me, if he had been in charge, none of this would have happened.

Nick is going to Brown. Ben and Jeannie are the proud parents of a beautiful boy, Miller Mun.  Barry and Erica were married.  Our Vornado family has been blessed with 28 marriages and 47 births (all future Toys “R” Us customers, for sure).  Glen keeps getting awards, and he deserves them. And, Andy Ackerman won REBNY’s 2011 Rookie of the Year award.  Thanks to James Bry. Thanks to Joe, Ross, our fact man, and LouAnn. Matt and Nora had a boy, Luke David.

Mike and I are fortunate to work every day with the gold medal team. Our operating platforms are the best in the business.  We admire and appreciate the talents and energy of our partners, Michael Franco, David Greenbaum, Chris Kennedy, Joe Macnow, Mitchell Schear and Wendy Silverstein and our retail trio and Mike DeMarco and Mel Blum, too.

Mike and I appreciate the dedication, hard work, wisdom and oversight of our Board.

Mike and Joe spend a fair amount of time with our analysts and our investors. I, a little less.  We learn from each exchange with each of you and we appreciate it.

Steven Roth
Chairman
April 11, 2011

Again this year, I offer to assist shareholders with tickets to my wife’s theatrical productions on Broadway – Love, Loss and What I Wore (National tour begins in Chicago in September), The Normal Heart, and A Time to Kill opening in Washington, DC in May.  Please call if I can be of help.

APPENDIX 1 – DETAIL OF OTHER EBITDA – See Page 1

($ in thousands)	2010	2009

555 California Street	45,392	44,757
Industrial Warehouses	2,528	4,737
Corporate general and administrative expenses	(90,343)	(79,843)
Investment Income	27,167	32,386
Interest income on mortgages receivable	9,669	32,181
Other investments	60,015	6,981
Non-cash write-downs:
Investment in Lexington Realty Trust	--	(19,121)
Marketable equity securities	--	(3,361)
Real Estate development costs:
Partially owned entities	(11,481)	(17,820)
Wholly owned entities	(127,513)	(87,823)

Mezzanine loans loss (accrual) reversal	53,100	(190,738)
Net gain (loss on early extinguishment of debt)	92,150	(25,915)
Income from terminated sale of land	130,153	27,089
Derivative positions in marketable securities	--	--
Alexanders’ SARs	--	11,105
Alexanders’ income tax benefit	--	13,100
Toys “R” Us purchase price adjustment and litigation settlement income	--	16,268
Write-off of unamortized costs from voluntary surrender of equity awards	--	(32,588)
Discontinued operations – EBITDA of properties sold	34,742	47,685
Other, net	1,151	11,486
Total	226,730	(209,434)

Below is a reconciliation of Net Income to EBITDA:

($ IN MILLIONS)	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
Net Income	647.9	106.2	359.3	541.5	554.8	536.9	592.9	460.7	232.9	263.7
Interest and debt expense	828.1	826.8	821.9	853.5	698.4	418.9	313.3	296.1	305.9	266.8
Depreciation, amortization, and income taxes	706.4	739.0	568.1	680.9	530.7	346.2	298.7	281.1	257.7	188.9
Cumulative effect of change in accounting principle	--	--	--	--	--	--	--	--	30.1	4.1
EBITDA	2,182.4	1,672.0	1,749.3	2,075.9	1,783.9	1,302.0	1,204.9	1,037.9	826.6	723.5
Gains on sale of real estate	(57.2)	(45.3)	(57.5)	(65.0)	(32.6)	(31.6)	(75.8)	(161.8)	--	(15.5)
Noncontrolling Interests	55.2	25.1	55.4	69.8	79.9	133.5	156.5	175.7	137.4	109.9
EBITDA before noncontrolling interests and gains on sale of real estate	2,180.4	1,651.8	1,747.2	2,080.7	1,831.2	1,403.9	1,285.6	1,051.8	964.0	817.9
Non-comparable items	(175.5)	268.9	191.0	(217.2)	(305.2)	(252.9)	(262.0)	(169.4)	(98.8)	(91.5)
EBITDA adjusted for comparability	2,004.9	1,920.7	1,938.2	1,863.5	1,526.0	1,151.0	1,023.6	882.4	865.2	726.4

Below is a reconciliation of Net Income to FFO:
($ IN MILLIONS, EXCEPT SHARE AMOUNTS)	2007	2006	2005	2004	2003	2002	2001
Net Income	541.5	554.8	536.9	592.9	460.7	232.9	263.7
Preferred share dividends	(57.1)	(57.5)	(46.5)	(21.9)	(20.8)	(23.2)	(36.5)
Net Income applicable to common shares	484.4	497.3	490.4	571.0	439.9	209.7	227.2
Depreciation and amortization of real property	451.3	337.7	276.9	228.3	208.6	195.8	119.6
Net gains on sale of real estate and insurance settlements	(60.8)	(33.8)	(31.6)	(75.8)	(161.8)	--	(15.5)
Cumulative effect of change in accounting principle	--	--	--	--	--	30.1	4.1
Partially-owned entity adjustments:
Depreciation and amortization of real property	134.0	105.6	42.1	49.4	54.8	51.9	65.6
Net gains on sale of real estate	(15.5)	(13.2)	(2.9)	(3.0)	(6.8)	(3.4)	(6.3)
Income tax effect of adjustments included above	(28.8)	(21.0)	(4.6)	--	--	--	--
Noncontrolling interests’ share of above adjustments	(46.7)	(39.8)	(32.0)	(28.0)	(20.1)	(50.5)	(19.7)
Interest on exchangeable senior debentures	25.0	24.7	18.0	--	--	--	--
Preferred share dividends	0.3	0.7	0.9	8.1	3.6	6.2	19.5
Funds From Operations	943.2	858.2	757.2	750.0	518.2	439.8	394.5
Funds From Operations per share	$5.75	$5.51	$5.21	$5.63	$4.44	$3.91	$3.96